Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2012

Announces Executive Promotions

ALISO VIEJO, CA — February 19, 2013 — Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 Operational Results (as compared to Fourth Quarter 2011) (1):

•                  Comparable Hotel RevPAR increased 3.6% to $137.02.

•                  Comparable Hotel EBITDA Margin increased by 120 basis points to 30.2%.

•                  Adjusted EBITDA increased by 6.6% to $68.2 million.

•                  Adjusted FFO per diluted share increased by 3.4% to $0.30.

•                  Income available to common stockholders was $3.6 million (vs. $43,000 in 2011).

•                  Income available to common stockholders per diluted share was $0.03 (vs. zero in 2011).

Full Year 2012 Operational Results (as compared to Full Year 2011) (1):

•                  Comparable Hotel RevPAR increased 5.6% to $139.22.

•                  Comparable Hotel EBITDA Margin increased by 110 basis points to 28.9%.

•                  Adjusted EBITDA increased by 14.1% to $242.5 million.

•                  Adjusted FFO per diluted share increased by 16.1% to $1.01.

•                  Income available to common stockholders was $17.8 million (vs. $53.0 million in 2011).

•                  Income available to common stockholders per diluted share was $0.14 (vs. $0.45 in 2011).

Ken Cruse, Chief Executive Officer, stated, “In 2012 and thus far in 2013, we have made solid progress against our plan to create significant shareholder value while improving the quality and scale of our portfolio and gradually deleveraging our balance sheet.  We are currently working to further improve the quality and competitiveness of our portfolio through a number of high-quality renovations, and earlier this year we completed the sale of our low RevPAR Rochester hotel and laundry portfolio at an attractive valuation.  Also in January, we continued to improve our balance sheet by repaying our final $58 million of exchangeable senior notes and by initiating the par redemption of our $176 million 8% Series A Preferred securities.  Upon completion of the Series A redemption, we will have eliminated approximately $420 million of balance sheet leverage over the past year, which puts us on a clear path to achieve our long-term credit targets.”

Mr. Cruse continued, “Our portfolio is now comprised primarily of institutional grade hotels, well located within key growth markets.  Moreover, we now hold approximately $300 million of investable cash, a significant portion of which we intend to deploy toward quality hotel acquisitions, further improving the competitiveness and scale of our portfolio.  With the U.S. demand-to-supply ratio well above historical norms and our portfolio running at nearly 80% occupancy, industry fundamentals are constructive. We expect to see material growth in Hotel EBITDA as the recovery in the lodging cycle continues.”

(1)         Comparable Hotel RevPAR and Comparable Hotel EBITDA Margin information presented reflect the Company’s Comparable 26 Hotel Portfolio, which includes all hotels held for investment by the Company as of December 31, 2012, and also includes prior ownership results as applicable in 2012 and 2011 for the Doubletree Guest Suites Times Square acquired by the Company in January 2011, the JW Marriott New Orleans acquired by the Company in February 2011, the Hilton San Diego Bayfront acquired by the Company in April 2011, the Hyatt Chicago Magnificent Mile acquired by the Company in June 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company in July 2012. Comparable Hotel EBITDA Margin information excludes current and prior year net property tax and CAM adjustments.

SELECTED FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

(unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Total Revenue	$233.0	$215.6	8.0%	$829.1	$721.8	14.9%
Comparable Hotel RevPAR	$137.02	$132.28	3.6%	$139.22	$131.89	5.6%
Comparable Hotel Occupancy	75.4%	74.5%	90 bps	79.2%	76.4%	280 bps
Comparable Hotel ADR	$181.73	$177.56	2.3%	$175.78	$172.63	1.8%

Comparable Hotel EBITDA Margin	30.2%	29.0%	120 bps	28.9%	27.8%	110 bps

Net income	$11.1	$7.6		$49.6	$81.3
Income available to common stockholders	$3.6	$0.0		$17.8	$53.0
Income available to common stockholders per diluted share	$0.03	$0.00		$0.14	$0.45
EBITDA	$66.9	$63.7		$272.5	$292.7
Adjusted EBITDA	$68.2	$63.9		$242.5	$212.5
FFO	$39.5	$33.3		$121.3	$167.4
Adjusted FFO	$41.3	$34.6		$128.6	$102.1
FFO per diluted share (1)	$0.29	$0.28		$0.95	$1.43
Adjusted FFO per diluted share (1)	$0.30	$0.29		$1.01	$0.87

(1)         Reflects the Series C convertible preferred stock on a “non-converted” basis. On an “as-converted” basis, FFO per diluted share is $0.29 and $0.30, respectively, for the three months ended December 31, 2012 and 2011, and $0.97 and $1.43, respectively, for the years ended December 31, 2012 and 2011. On an “as-converted” basis, Adjusted FFO per diluted share is $0.31 for both the three months ended December 31, 2012 and 2011, and $1.02 and $0.89, respectively, for the years ended December 31, 2012 and 2011.

Disclosure regarding the non-GAAP financial measures in this release is included on page 7. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 10 through 14 of this release.

The Company’s actual results for the quarter and year ended December 31, 2012 compare to its guidance provided on November 2, 2012 as follows:

Metric (unaudited)	Quarter Ended December 31, 2012 Guidance (1)	Quarter Ended December 31, 2012 Actual Results	Performance Relative to Prior Guidance Midpoint
Comparable Hotel RevPAR	+1.5% - 3.0%	3.6%	+1.35%
Net Income (Loss) ($ millions) (2)	$(1) - $4	$11	$10
Adjusted EBITDA ($ millions)	$58 - $63	$68	$8
Adjusted FFO ($ millions)	$31 - $36	$41	$8
Adjusted FFO per diluted share	$0.23 - $0.27	$0.30	$0.05
Diluted Weighted Average Shares Outstanding	135,700,000	135,622,000	(78,000)

Metric (unaudited)	FY 2012 Guidance (1)	FY 2012 Actual Results	Performance Relative to Prior Guidance Midpoint
Comparable Hotel RevPAR	+4.5% - 5.0%	5.6%	+0.85%
Net Income ($ millions) (2)	$45 - $50	$50	$3
Adjusted EBITDA ($ millions)	$232 - $237	$243	$9
Adjusted FFO ($ millions)	$118 - $123	$129	$9
Adjusted FFO per diluted share	$0.93 - $0.97	$1.01	$0.06
Diluted Weighted Average Shares Outstanding	127,500,000	127,301,000	(199,000)

(1)        Reflects guidance presented on November 2, 2012, including anticipated Hurricane Sandy hotel revenue and EBITDA disruption of $3.0 million to $6.0 million and $2.0 million to $4.0 million, respectively, for the fourth quarter and full year, which were higher than actual disruption.

(2)        Reflects net income (loss) adjusted for the impact of income tax expense associated with the application of net operating loss carryforwards.

Balance Sheet/Liquidity Update

On January 22, 2013, the Company’s operating partnership, Sunstone Hotel Partnership, LLC, completed the previously announced repurchase and redemption of the remaining $58.0 million balance of its 4.60% Exchangeable Senior Notes due 2027 (the “Senior Notes”) for a price of $58.0 million, including accrued interest of approximately $23,000.

On January 28, 2013, the Company announced its intention to redeem all 7,050,000 shares of its 8% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) for $176.3 million, plus accrued dividends to and including the date of redemption totaling $2.3 million. The Company will redeem the Series A Preferred Stock on March 1, 2013, using cash received from the common stock offering announced on January 28, 2013. After the redemption date, the Company will have no outstanding shares of Series A Preferred Stock, and all rights of the holders of such shares will be terminated. Because the redemption of the Series A Preferred Stock is a redemption in full, trading of the Series A Preferred Stock on the New York Stock Exchange will cease after the redemption date.

On February 1, 2013, the Company issued 22,000,000 shares of its common stock and received approximately $256.7 million in proceeds (the “Offering”). The Company will use a portion of these proceeds to redeem all of its Series A Preferred Stock (as described above), and will use the remaining proceeds for potential future acquisitions, and for other general corporate purposes, including working capital and capital investment in its portfolio.  The underwriter has an option to purchase up to 3,300,000 additional shares, which expires on February 28, 2013.

As of December 31, 2012, the Company had approximately $235.6 million of cash and cash equivalents, including restricted cash of $78.4 million.  At the completion of the previously announced portfolio sale of four hotels and a commercial laundry facility in Rochester, Minnesota (the “Rochester Portfolio Sale”), the Company received approximately $20.0 million of cash and deposited approximately $145.0 million with a 1031 exchange accommodator to facilitate a potential future like-kind exchange. Adjusting for the funds received from the Rochester Portfolio Sale and the Offering, the defeasance and prepayment of the debt secured by the Kahler Grand and the commercial laundry, the repurchase of the remaining $58.0 million of the Senior Notes and the pending redemption of the Series A Preferred Stock, the Company’s pro forma cash balance as of December 31, 2012 was approximately $420.0 million of cash and cash equivalents, including restricted cash of approximately $80.0 million.

As of December 31, 2012, the Company had total assets of approximately $3.1 billion, including $2.7 billion of net investments in hotel properties, total consolidated debt included in continuing operations of $1.4 billion and stockholders’ equity of $1.5 billion.

Dispositions Update

On January 25, 2013, the Company completed the Rochester Portfolio Sale for a gross sales price of $230.0 million. The four hotels included the 660-room Kahler Grand, the 271-room Kahler Inn & Suites, the 202-room Marriott Rochester and the 89-room Residence Inn by Marriott Rochester. The Company has retained a $25.0 million 11% dividend yield preferred equity investment in the entity that owns the four hotels. In addition, as previously announced, the Company defeased the outstanding $26.7 million mortgage secured by the Kahler Grand for a total cost of approximately $30.0 million, and prepaid the $0.4 million loan secured by the laundry facility. Though the Company intends to reinvest $145.0 million of the net proceeds from the sale through a like-kind exchange, no assurances can be given as to the timing or likelihood of such reinvestment.

Capital Improvements

The Company invested $32.7 million into capital improvements of its portfolio during the fourth quarter of 2012, and $109.3 million during the year ended December 31, 2012.

The Company began renovating several of its hotels in the fourth quarter 2012 and will continue these renovations during 2013. The Company incurred approximately $3.4 million of revenue disruption during full year 2012 and expects to incur approximately $8.0 million to $10.0 million of revenue disruption during full year 2013. The Company’s estimates for full-year renovation-related revenue disruption have been increased from the previously announced range of $6.0 million to $8.0 million in part due to the acceleration of the rooms renovations at the Renaissance Long Beach and the Renaissance Orlando, both now scheduled to commence during the fourth quarter of 2013. The majority of the 2013 displacement is expected to occur during the first half of 2013. Significant renovations in-process as of the first quarter 2013 include:

•                  Hilton Times Square:  The Company expects to invest approximately $15.0 million to fully renovate all guestrooms, guest bathrooms and corridors of the 460-room Hilton Times Square, creating a rich and appealing new rooms product. The renovation commenced in January 2013 and is expected to be completed during the second quarter 2013.

•                  Hyatt Chicago Magnificent Mile:  The Company expects to invest approximately $25.0 million on a complete renovation and repositioning of the 417-room Hyatt Chicago Magnificent Mile. The complete renovation will include all public spaces and guestrooms/bathrooms, elevating the hotel to a sophisticated destination catering to high-rated business transient and group travelers. The renovation commenced during the fourth quarter 2012 and is expected to be completed during the third quarter 2013.

•                  Hyatt Regency Newport Beach:  The Company expects to invest approximately $12.0 million to renovate all guestrooms and recreation facilities, as well as certain public spaces of the 403-room Hyatt Regency Newport Beach, establishing the hotel as a high quality resort destination catering to a broad range of business, leisure and group travelers. The renovation commenced during the fourth quarter 2012 and is expected to be completed during the second quarter 2013.

•                  Renaissance Westchester:  The Company expects to invest approximately $12.0 million to renovate all guestrooms and public spaces of the 347-room Renaissance Westchester, transforming the rooms and public spaces into stylish yet functional meeting, socializing and relaxing venues. The renovation commenced during the fourth quarter 2012 and is expected to be completed during the second quarter 2013.

2013 Outlook

The Company is providing guidance at this time, but does not undertake to make updates for any developments in its business or changes in the operating environment. Achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission.  The Company’s guidance does not take into account the impact of any future hotel acquisitions, dispositions, re-brandings, management changes, transition costs, prior-year property tax assessments and/or credits, debt repurchases or financings during 2013.  The Company expects to apply its remaining net operating loss carryforwards to reduce taxable income in 2013. The application of the net operating loss carryforwards is viewed as a non-recurring event and therefore the Company has treated any state and federal taxes associated with the application of net operating loss carryforwards as one-time expenses and added them back to Adjusted FFO.

For the first quarter of 2013, the Company expects:

Metric	Quarter Ended March 31, 2013 Guidance
Comparable Hotel RevPAR	+2.0% - 3.0%
Net Loss ($ millions)	$(9) - $(7)
Adjusted EBITDA ($ millions)	$36 - $38
Adjusted FFO ($ millions)	$11 - $13
Adjusted FFO per diluted share	$0.07 - $0.09
Diluted Weighted Average Shares Outstanding	151,000,000

For the full year 2013, the Company expects:

Metric	Year Ended December 31, 2013 Guidance
Comparable Hotel RevPAR	+3.5% - 5.5%
Net Income ($ millions)	$40 - $52
Adjusted EBITDA ($ millions)	$224 - $236
Adjusted FFO ($ millions)	$132 - $144
Adjusted FFO per diluted share	$0.84 - $0.92
Diluted Weighted Average Shares Outstanding	157,000,000

First quarter and full year 2013 guidance is based in part on the following assumptions:

•                  No impact from the reinvestment of currently available cash.

o                 While no assurances can be made as to the timing, amount, valuation or nature of future hotel investments, the Company plans to invest between $250.0 million and $300.0 million of its current cash balance towards hotel acquisitions during 2013. Assuming acquisitions are completed at current market multiples (between 13.0x and 14.0x 2013 EBITDA), and assuming such acquisitions are unencumbered of debt, such acquisitions would be expected to generate between $18.0 million and $23.0 million of additional Adjusted EBITDA and approximately $0.11 to $0.15 of additional Adjusted FFO per diluted share on a full year, pro forma basis. The Company will provide information regarding the timing and current year earnings impact of any hotel investments when and if such investments are consummated.

•                  The issuance of 22,000,000 shares of common stock on February 1, 2013.

•                  The redemption of all 7,050,000 shares of the Company’s Series A Preferred Stock on March 1, 2013.

•                  Full year capital investment of $100.0 million to $120.0 million.

•                  Hotel revenue disruption of $8.0 million to $10.0 million related to renovation projects, with approximately $6.0 million to $7.0 million of renovation disruption occurring in the first quarter (primarily related to renovations at the Hilton Times Square and Hyatt Chicago Magnificent Mile).

•                  First quarter renovation-related hotel RevPAR disruption of approximately 475 to 500 basis points.

•                  Full year renovation-related hotel RevPAR disruption of approximately 100 to 125 basis points.

•                  Full year comparable Hotel EBITDA Margin expansion of approximately 50 to 100 basis points.

•                  Full year corporate overhead expense (excluding stock amortization and one-time expenses related to future acquisition closing costs) of $21.0 million to $22.0 million.

•                  Full year interest expense of approximately $70.0 million to $72.0 million, including $3.0 million in amortization of deferred financing fees.

•                  Full year preferred dividends of approximately $18.0 million for the Series C cumulative convertible redeemable preferred stock, the Series D cumulative redeemable preferred stock and the Series A Preferred Stock through the March 1, 2013 redemption date.

Executive Promotions

The Company has made the following executive promotions effective as of February 15, 2013:

John Arabia promoted from EVP of Corporate Strategy & Chief Financial Officer to President.   Mr. Arabia joined Sunstone in April of 2011 and has provided strong leadership of Sunstone’s finance function, while adding depth and perspective to Sunstone’s strategic planning process and other disciplines. Mr. Arabia was instrumental in developing and executing on Sunstone’s long term financial plan which has resulted in a material improvement in the Company’s leverage profile and a reduction in the Company’s cost of capital.  In his new role, Mr. Arabia will continue to oversee Sunstone’s finance, investor relations and strategic planning functions.  Additionally, Mr. Arabia will be responsible for identifying and executing certain value-adding transactions and will play a significant role in the Company’s Portfolio Management process.  Mr. Arabia will serve as a member of the Company’s Portfolio Management and Investment Committees. Mr. Arabia will report directly to Mr. Cruse.

Bryan Giglia promoted from SVP Finance to SVP and Chief Financial Officer.  Mr. Giglia joined Sunstone in March of 2004 and has served as a key leader in Sunstone’s finance department for nine years.  During that time Mr. Giglia has exhibited solid command of all of Sunstone’s finance-related functions and has distinguished himself as a key member of Sunstone’s leadership team.  In his new role, Mr. Giglia will be responsible for overseeing all facets of the Company’s corporate finance, accounting and tax functions.  Additionally, Mr. Giglia will serve as a member of the Company’s Portfolio Management and Investment Committees. Mr. Giglia will report directly to Mr. Arabia.

Robert Springer promoted from SVP Acquisitions to SVP and Chief Investment Officer.  Mr. Springer joined Sunstone in May of 2011 and has materially enhanced Sunstone’s acquisitions and dispositions function by adding additional decision support tools, improving Sunstone’s screening process and incorporating a new multi-departmental deal review process.  In his new role, Mr. Springer will continue to oversee all aspects of the Company’s acquisitions and dispositions process.  Additionally, Mr. Springer will serve as a member of the Company’s Portfolio Management and Investment Committees. Mr. Springer will report directly to Mr. Cruse.

Lindsay Monge promoted from SVP and Corporate Treasurer to SVP and Chief Administrative Officer, Secretary and Treasurer.  Mr. Monge joined Sunstone in July of 2000 and has served as a key leader at Sunstone for over twelve years. Mr. Monge’s role spans many disciplines, including treasury, risk management, human resources and information technology.  In his new role, Mr. Monge will continue to oversee the Company’s treasury, risk management, human resources and information technology departments.  Additionally, Mr. Monge will serve as a member of the Company’s Portfolio Management and Investment Committees.  Mr. Monge will report directly to Mr. Arabia.

David Sloan promoted from VP Legal to SVP and General Counsel.  Mr. Sloan joined Sunstone in February of 2007 and has served as a key leader in Sunstone’s legal department for over six years.  During that time Mr. Sloan has developed a solid command of all of Sunstone’s legal and transaction-related functions and has distinguished himself as a key member of Sunstone’s leadership team.  In his new role, Mr. Sloan will be responsible for managing third party legal advisors and overseeing all legal aspects of Sunstone’s transactional, contractual, corporate and reporting functions.  Additionally, Mr. Sloan will serve as a member of the Company’s Portfolio Management and Investment Committees. Mr. Sloan will report directly to Mr. Cruse.

Mr. Cruse stated, “In 2011, we redefined Sunstone.  We added a number of talented new members to our leadership team; we established a new long term vision and new core values; and we fostered a new corporate culture rooted in teamwork, collaboration, discipline and strategic focus.  We also developed a new, cycle-appropriate strategy aimed at creating significant shareholder value while improving the quality and scale of our portfolio and gradually deleveraging our balance sheet.  Over the past two years, our senior leadership team has evolved into a cohesive and highly-productive unit.  As part of Sunstone’s continued evolution, it gives me great pleasure to announce a number of senior leadership promotions.  Our team, vision and strategic plan are now fully in place, and I could not be more enthusiastic about Sunstone’s future, nor could I be more proud to be part of such a deep and talented organization.”

Dividend Update

On February 15, 2013, the Company’s Board of Directors declared a cash dividend of $0.50 per share payable to its Series D cumulative redeemable preferred stockholders and a cash dividend of $0.393 per share payable to its Series C cumulative convertible redeemable preferred stockholders. The dividends will be paid on or before April 15, 2013 to stockholders of record on March 31, 2013.  No dividend was declared on the Company’s common stock, as the Company intends to deploy excess cash flow from operations toward internal renovation investments and gradual deleveraging.

Subject to certain limitations, the Company intends to make dividends on its stock in amounts equivalent to 100% of its annual taxable income.  The Company expects to apply its remaining net operating loss carryforwards to reduce its taxable income in 2013, which will affect the level of potential common stock dividends declared for 2013. The level of any future dividends will be determined by the Company’s Board of Directors after considering taxable income projections, expected capital requirements, risks affecting the Company’s business and in context of the Company’s leverage-reduction initiatives.  As a result, common stock dividends may be made in the form of cash or a combination of cash and stock consistent with Internal Revenue Service guidelines.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company undertakes no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss fourth quarter and full year 2012 on February 20, 2013, at 12:00 p.m. EST (9:00 a.m. PST). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-888-549-7750 (for domestic callers) or 1-480-629-9722 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. (“Sunstone”) is a lodging real estate investment trust (“REIT”) that has interests in 26 hotels comprised of 11,632 rooms.  Sunstone’s hotels are primarily in the upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner.  Our values include transparency, trust, ethical conduct, communication and discipline.  Our goal is to improve the quality and scale of our portfolio while methodically deleveraging our balance sheet. As demand for lodging generally fluctuates with the overall economy (we refer to these changes in demand as the lodging cycle), we seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•                  Proactive portfolio management;

•                  Intensive asset management;

•                  Disciplined external growth; and

•                  Measured balance sheet improvement.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of February 19, 2013, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; Adjusted EBITDA (as defined below); Funds From Operations, or FFO; Adjusted FFO (as defined below); and comparable hotel EBITDA and comparable hotel EBITDA margin.

EBITDA represents net income (loss) excluding: non-controlling interests; interest expense; provision for income taxes, including income taxes applicable to sale of assets; and depreciation and amortization. In addition, we have presented Adjusted EBITDA, which includes EBITDA but excludes: amortization of deferred stock compensation; the impact of any gain or loss from asset sales; impairment charges; prior year property tax and other adjustments; and any other adjustments we have identified in this release. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because these measures help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions. A reconciliation of net income to EBITDA and Adjusted EBITDA is set forth on page 10.  Reconciliations and the components of comparable hotel EBITDA and comparable hotel EBITDA margin are set forth on pages 13 and 14. We believe comparable hotel EBITDA and comparable hotel EBITDA margin are also useful to investors in evaluating our property-level operating performance.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as clarified in November 1999 and April 2002) defines FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs) and real estate-related impairment losses, and after adjustment for unconsolidated partnerships and joint ventures. We also present Adjusted FFO, which includes FFO but excludes penalties, written-off deferred financing costs, non-real estate-related impairment losses, income tax provisions and any other adjustments we have identified in this release. We believe that the presentation of FFO and Adjusted FFO provide useful information to investors regarding our operating performance because they are measures of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties.  We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure.  A reconciliation of net income to FFO and Adjusted FFO is set forth on page 10.

The revenue and expense items associated with BuyEfficient and other miscellaneous non-hotel items have been excluded in presenting comparable hotel EBITDA margins. Management believes the calculation of comparable hotel EBITDA results in a more accurate presentation of hotel EBITDA margins of the Company’s 26 comparable hotels. See pages 13 and 14 for reconciliations of comparable hotel EBITDA to the most comparable GAAP measure. Our 26 comparable hotels include all hotels held for investment as of December 31, 2012, and also includes prior ownership results as applicable in 2011 and 2012 for the Doubletree Guest Suites Times Square acquired by the Company in January 2011, the JW Marriott New Orleans acquired by the Company in February 2011, the Hilton San Diego Bayfront acquired by the Company in April 2011, the Hyatt Chicago Magnificent Mile acquired by the Company in June 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company in July 2012.

We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable hotel EBITDA and comparable hotel EBITDA margin may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable hotel EBITDA and comparable hotel EBITDA margin should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable hotel EBITDA and comparable hotel EBITDA margin may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable hotel EBITDA and comparable hotel EBITDA margin can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$157,217	$149,198
Restricted cash	78,394	55,359
Accounts receivable, net	27,498	29,677
Inventories	1,377	1,210
Prepaid expenses	10,739	9,834
Assets held for sale, net	132,335	279,945
Total current assets	407,560	525,223

Investment in hotel properties, net	2,681,877	2,532,232
Deferred financing fees, net	11,931	14,340
Goodwill	9,405	9,405
Other assets, net	25,902	20,040

Total assets	$3,136,675	$3,101,240

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$22,646	$24,848
Accrued payroll and employee benefits	23,734	20,727
Due to Third-Party Managers	3,663	3,378
Dividends payable	7,437	7,437
Other current liabilities	30,304	25,392
Current portion of notes payable	76,723	49,505
Notes payable of assets held for sale	27,270	153,587
Liabilities of assets held for sale	8,228	11,064
Total current liabilities	200,005	295,938

Notes payable, less current portion	1,286,666	1,367,385
Capital lease obligations, less current portion	15,621	—
Other liabilities	15,070	12,623
Total liabilities	1,517,362	1,675,946

Commitments and contingencies	—	—

Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at December 31, 2012 and December 31, 2011, liquidation preference of $24.375 per share	100,000	100,000

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.	176,250	176,250
8.0% Series A Cumulative Redeemable Preferred Stock, 7,050,000 shares issued and outstanding at December 31, 2012 and December 31, 2011, stated at liquidation preference of $25.00 per share
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at December 31, 2012 and December 31, 2011, stated at liquidation preference of $25.00 per share	115,000	115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 135,237,438 shares issued and outstanding at December 31, 2012 and 117,265,090 shares issued and outstanding at December 31, 2011	1,352	1,173
Additional paid in capital	1,493,397	1,312,566
Retained earnings	158,376	110,580
Cumulative dividends	(475,144)	(445,396)
Accumulated other comprehensive loss	(5,335)	(4,916)
Total stockholders’ equity	1,463,896	1,265,257
Non-controlling interest in consolidated joint ventures	55,417	60,037
Total equity	1,519,313	1,325,294

Total liabilities and equity	$3,136,675	$3,101,240

Sunstone Hotel Investors, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Revenues
Room	$160,817	$147,073	$576,146	$501,183
Food and beverage	57,798	55,635	200,810	175,103
Other operating	14,352	12,938	52,128	45,508
Total revenues	232,967	215,646	829,084	721,794
Operating expenses
Room	40,910	37,338	147,932	128,225
Food and beverage	39,333	37,702	139,106	126,139
Other operating	4,391	4,007	16,162	14,004
Advertising and promotion	12,096	11,368	42,474	37,226
Repairs and maintenance	9,251	8,658	32,042	29,067
Utilities	6,760	7,153	25,596	25,537
Franchise costs	8,644	7,493	30,067	25,595
Property tax, ground lease and insurance	16,587	16,417	66,830	58,010
Property general and administrative	26,229	25,049	94,642	85,293
Corporate overhead	5,430	4,766	24,316	25,453
Depreciation and amortization	34,339	31,126	130,907	113,708
Impairment loss	—	—	—	10,862
Total operating expenses	203,970	191,077	750,074	679,119
Operating income	28,997	24,569	79,010	42,675
Equity in earnings of unconsolidated joint ventures	—	—	—	21
Interest and other income	142	145	297	3,115
Interest expense	(18,721)	(20,051)	(76,821)	(74,195)
Loss on extinguishment of debt	—	—	(191)	—
Gain on remeasurement of equity interests	—	—	—	69,230
Income before income taxes and discontinued operations	10,418	4,663	2,295	40,846
Income tax provision	(1,148)	—	(1,148)	—
Income from continuing operations	9,270	4,663	1,147	40,846
Income from discontinued operations	1,844	2,925	48,410	40,453
Net income	11,114	7,588	49,557	81,299
Income from consolidated joint venture attributable to non-controlling interest	(67)	(99)	(1,761)	(312)
Distributions to non-controlling interest	(7)	(8)	(31)	(30)
Preferred stock dividends	(7,437)	(7,437)	(29,748)	(27,321)
Undistributed income allocated to unvested restricted stock compensation	(41)	(1)	(203)	(636)
Income available to common stockholders	$3,562	$43	$17,814	$53,000

Basic and diluted per share amounts:
Income (loss) from continuing operations available (attributable) to common stockholders	$0.01	$(0.02)	$(0.24)	$0.11
Income from discontinued operations	0.02	0.02	0.38	0.34
Basic and diluted income available to common stockholders per common share	$0.03	$—	$0.14	$0.45

Basic and diluted weighted average common shares outstanding	135,237	117,265	127,027	117,206

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Net income	$11,114	$7,588	$49,557	$81,299
Operations held for investment:
Depreciation and amortization	34,339	31,126	130,907	113,708
Amortization of lease intangibles	1,143	1,029	4,319	3,979
Interest expense	17,757	18,252	71,664	67,319
Amortization of deferred financing fees	886	944	3,690	3,138
Write-off of deferred financing fees	—	21	3	21
Non-cash interest related to discount on Senior Notes	267	270	1,058	1,062
Non-cash interest related to (gain) loss on derivatives	(189)	564	406	2,655
Income tax provision	1,148	—	1,148	—
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(67)	(99)	(1,761)	(312)
Depreciation and amortization	(1,424)	(1,416)	(5,685)	(4,014)
Interest expense	(549)	(557)	(2,252)	(1,562)
Amortization of deferred financing fees	(56)	(57)	(224)	(160)
Non-cash interest related to gain (loss) on derivative	—	1	(1)	(31)
Unconsolidated joint ventures:
Depreciation and amortization	—	—	—	3
Discontinued operations:
Depreciation and amortization	2,182	3,762	13,164	16,188
Amortization of lease intangibles	—	7	14	28
Interest expense	380	2,205	6,231	9,191
Amortization of deferred financing fees	7	24	74	104
Write-off of deferred financing fees	—	42	185	42
EBITDA	66,938	63,706	272,497	292,658

Operations held for investment:
Amortization of deferred stock compensation	812	575	3,466	2,745
Non-cash straightline lease expense	694	696	2,777	2,398
Capital lease obligation interest - cash ground rent	(351)	—	(819)	—
(Gain) loss on sale of assets	(4)	(10)	18	(83)
Gain on remeasurement of equity interests	—	—	—	(69,230)
Loss on extinguishment of debt	—	—	191	—
Closing costs - completed acquisitions	—	31	1,965	3,403
Impairment loss	—	—	—	10,862
Lawsuit settlement costs, net	—	—	158	1,553
Prior year property tax and CAM adjustments, net	—	—	621	—
Hotel laundry closing costs	199	—	623	—
Non-controlling interests:
Non-cash straightline lease expense	(111)	(111)	(450)	(354)
Prior year property tax adjustments, net	—	—	(202)	—
Unconsolidated joint ventures:
Amortization of deferred stock compensation	—	—	—	2
Discontinued operations:
Gain on sale of assets, net	—	(946)	(38,292)	(14,912)
Impairment loss	—	—	—	1,495
Gain on extinguishment of debt	—	—	—	(18,145)
Lawsuit settlement (reversal) costs	—	—	(48)	67
	1,239	235	(29,992)	(80,199)

Adjusted EBITDA	$68,177	$63,941	$242,505	$212,459

Reconciliation of Net Income to FFO and Adjusted FFO

Net income	$11,114	$7,588	$49,557	$81,299
Preferred stock dividends	(7,437)	(7,437)	(29,748)	(27,321)
Operations held for investment:
Real estate depreciation and amortization	34,005	30,828	129,668	112,539
Amortization of lease intangibles	1,143	1,029	4,319	3,979
(Gain) loss on sale of assets	(4)	(10)	18	(83)
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(67)	(99)	(1,761)	(312)
Real estate depreciation and amortization	(1,424)	(1,416)	(5,685)	(4,014)
Discontinued operations:
Real estate depreciation and amortization	2,182	3,762	13,164	16,188
Amortization of lease intangibles	—	7	14	28
Gain on sale of assets, net	—	(946)	(38,292)	(14,912)
FFO	39,512	33,306	121,254	167,391

Operations held for investment:
Non-cash straightline lease expense	694	696	2,777	2,398
Write-off of deferred financing fees	—	21	3	21
Non-cash interest related to (gain) loss on derivatives	(189)	564	406	2,655
Gain on remeasurement of equity interests	—	—	—	(69,230)
Loss on extinguishment of debt	—	—	191	—
Closing costs - completed acquisitions	—	31	1,965	3,403
Impairment loss	—	—	—	10,862
Lawsuit settlement costs, net	—	—	158	1,553
Prior year property tax and CAM adjustments, net	—	—	621	—
Hotel laundry closing costs	199	—	623	—
Income tax provision	1,148	—	1,148	—
Non-controlling interests:
Non-cash straightline lease expense	(111)	(111)	(450)	(354)
Non-cash interest related to gain (loss) on derivative	—	1	(1)	(31)
Prior year property tax adjustments, net	—	—	(202)	—
Discontinued operations:
Write-off of deferred financing fees	—	42	185	42
Impairment loss	—	—	—	1,495
Gain on extinguishment of debt	—	—	—	(18,145)
Lawsuit settlement (reversal) costs	—	—	(48)	67
	1,741	1,244	7,376	(65,264)

Adjusted FFO	$41,253	$34,550	$128,630	$102,127

FFO per diluted share	$0.29	$0.28	$0.95	$1.43

Adjusted FFO per diluted share	$0.30	$0.29	$1.01	$0.87

Basic weighted average shares outstanding	135,237	117,265	127,027	117,206
Shares associated with unvested restricted stock awards	385	—	274	84
Diluted weighted average shares outstanding (1)	135,622	117,265	127,301	117,290

(1) Diluted weighted average shares outstanding includes the Series C convertible preferred stock on a “non-converted” basis.  On an “as-converted” basis, FFO per diluted share is $0.29 and $0.30, respectively, for the three months ended December 31, 2012 and 2011, and $0.97 and $1.43, respectively, for the years ended December 31, 2012 and 2011. On an “as-converted” basis,  Adjusted FFO per diluted share is $0.31 for both the three months ended December 31, 2012 and 2011, and $1.02 and $0.89, respectively, for the years ended December 31, 2012 and 2011.

Sunstone Hotel Investors, Inc.

Reconciliation of Net Loss to Non-GAAP Financial Measures

Guidance for First Quarter 2013

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Loss to Adjusted EBITDA

	Quarter Ended March 31, 2013
	Low	High

Net loss (1)	$(9,100)	$(7,100)
Depreciation and amortization	27,500	27,500
Amortization of lease intangibles	1,200	1,200
Interest expense	16,450	16,450
Amortization of deferred financing fees	800	800
Non-controlling interests	(3,000)	(3,000)
Amortization of deferred stock compensation	1,300	1,300
Capital lease obligation interest - cash ground rent	(350)	(350)
Non-cash straightline lease expense	700	700
Adjusted EBITDA	$35,500	$37,500

Reconciliation of Net Loss to Adjusted FFO

Net loss (1)	$(9,100)	$(7,100)
Preferred stock dividends	(6,300)	(6,300)
Real estate depreciation and amortization	27,200	27,200
Non-controlling interests	(2,500)	(2,500)
Amortization of lease intangibles	1,200	1,200
Non-cash straightline lease expense	700	700
Adjusted FFO	$11,200	$13,200

Adjusted FFO per diluted share	$0.07	$0.09

Diluted weighted average shares outstanding	151,000	151,000

(1)  Net loss does not include the gain on sale from the Rochester portfolio.

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2013

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended December 31, 2013
	Low	High

Net income (1)	$40,400	$52,400
Depreciation and amortization	110,000	110,000
Amortization of lease intangibles	5,000	5,000
Interest expense	68,000	68,000
Amortization of deferred financing fees	3,000	3,000
Non-controlling interests	(11,000)	(11,000)
Amortization of deferred stock compensation	5,000	5,000
Income tax provision	2,000	2,000
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Non-cash straightline lease expense	3,000	3,000
Adjusted EBITDA	$224,000	$236,000

Reconciliation of Net Income to Adjusted FFO

Net income (1)	$40,400	$52,400
Preferred stock dividends	(18,000)	(18,000)
Real estate depreciation and amortization	108,600	108,600
Non-controlling interests	(8,700)	(8,700)
Amortization of lease intangibles	5,000	5,000
Income tax provision	2,000	2,000
Non-cash straightline lease expense	3,000	3,000
Adjusted FFO	$132,300	$144,300

Adjusted FFO per diluted share	$0.84	$0.92

Diluted weighted average shares outstanding	157,000	157,000

(1)  Net income does not include the gain on sale from the Rochester portfolio.

Sunstone Hotel Investors, Inc.

Comparable Hotel EBITDA Margins

(Unaudited and in thousands except hotels and rooms)

	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011
	Actual (1)	Actual (2)	Prior Ownership Adjustments (3)	Comparable (4)
Number of Hotels	26	24	2	26
Number of Rooms	11,632	10,858	774	11,632

Hotel EBITDA Margin (5)	30.3%	28.8%	31.8%	29.0%
Hotel EBITDA Margin adjusted for prior year property tax (6)	30.2%	28.8%		29.0%

Hotel Revenues
Room revenue	$160,817	$147,073	$9,073	$156,146
Food and beverage revenue	57,798	55,635	1,433	57,068
Other operating revenue	12,879	11,524	584	12,108
Total Hotel Revenues	231,494	214,232	11,090	225,322

Hotel Expenses
Room expense	40,711	37,338	2,077	39,415
Food and beverage expense	39,333	37,702	892	38,594
Other hotel expense	56,342	53,436	3,345	56,781
General and administrative expense	25,024	24,010	1,253	25,263
Total Hotel Expenses	161,410	152,486	7,567	160,053

Hotel EBITDA	70,084	61,746	3,523	65,269
Prior year property tax	(208)	—	—	—
Hotel EBITDA adjusted for prior year property tax	69,876	61,746	3,523	65,269

Non-hotel operating income	367	440	—	440
Amortization of lease intangibles	(1,143)	(1,029)	—	(1,029)
Non-cash straightline lease expense	(694)	(696)	—	(696)
Capital lease obligation interest - cash ground rent	351	—	351	351
Hotel laundry closing costs	(199)	—	—	—
Prior year property tax and CAM adjustments	208	—	—	—
Corporate overhead	(5,430)	(4,766)	—	(4,766)
Depreciation and amortization	(34,339)	(31,126)	(3,059)	(34,185)
Operating Income	28,997	24,569	815	25,384

Interest and other income	142	145	—	145
Interest expense	(18,721)	(20,051)	(351)	(20,402)
Income tax provision	(1,148)	—	—	—
Income from discontinued operations	1,844	2,925	—	2,925
Net Income	$11,114	$7,588	$464	$8,052

(1)   Actual represents the Company’s ownership results for the 26 hotels held for investment as of December 31, 2012.

(2)   Actual represents the Company’s ownership results for the 24 hotels held for investment as of December 31, 2011.

(3)   Prior Ownership Adjustments represent prior ownership results for the Hyatt Chicago Magnificent Mile acquired by the Company on June 4, 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company on July 19, 2012, along with the Company’s pro forma adjustments for capital lease obligation interest and depreciation expense.

(4)   Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustments for capital lease obligation interest and depreciation expense as applicable for the 26 hotels held for investment as of December 31, 2012.

(5)   Hotel EBITDA Margin is calculated as Hotel EBITDA divided by total hotel revenues.

(6)   Hotel EBITDA Margin for the three months ended December 31, 2012 includes the additional benefit of $0.2 million in prior year property tax credits. Without this benefit, Actual Hotel EBITDA margin for the three months ended December 31, 2012 would have been 30.2%.

Sunstone Hotel Investors, Inc.

Comparable Hotel EBITDA Margins

(Unaudited and in thousands except hotels and rooms)

	Year Ended December 31, 2012			Year Ended December 31, 2011
	Actual (1)	Prior Ownership Adjustments (2)	Comparable (3)	Actual (4)	Prior Ownership Adjustments (5)	Comparable (6)
Number of Hotels	26		26	24	2	26
Number of Rooms	11,632		11,632	10,858	774	11,632

Hotel EBITDA Margin (7)	29.2%	21.0%	29.0%	27.6%	30.1%	27.8%
Hotel EBITDA Margin adjusted for prior year property tax and CAM adjustments, net (8)	29.1%		28.9%	27.5%		27.8%

Hotel Revenues
Room revenue	$576,146	$15,204	$591,350	$501,183	$57,921	$559,104
Food and beverage revenue	200,810	2,149	202,959	175,103	17,846	192,949
Other operating revenue	46,134	1,046	47,180	40,143	5,260	45,403
Total Hotel Revenues	823,090	18,399	841,489	716,429	81,027	797,456

Hotel Expenses
Room expense	147,309	4,064	151,373	128,225	13,905	142,130
Food and beverage expense	139,106	1,416	140,522	126,139	11,030	137,169
Other hotel expense	207,003	7,144	214,147	182,943	23,913	206,856
General and administrative expense	89,480	1,904	91,384	81,500	7,766	89,266
Total Hotel Expenses	582,898	14,528	597,426	518,807	56,614	575,421

Hotel EBITDA	240,192	3,871	244,063	197,622	24,413	222,035
Prior year property tax and CAM adjustments, net	(704)	—	(704)	(600)	—	(600)
Hotel EBITDA adjusted for prior year property tax and CAM adjustments, net	239,488	3,871	243,359	197,022	24,413	221,435

Non-hotel operating income	1,582	—	1,582	1,535	—	1,535
Amortization of lease intangibles	(4,319)	—	(4,319)	(3,979)	(140)	(4,119)
Non-cash straightline lease expense	(2,777)	—	(2,777)	(2,398)	(386)	(2,784)
Capital lease obligation interest - cash ground rent	819	585	1,404	—	1,404	1,404
Hotel laundry closing costs	(623)	—	(623)	—	—	—
Management company transition costs	(641)	—	(641)	(82)	—	(82)
Prior year property tax and CAM adjustments, net	704	—	704	600	—	600
Corporate overhead	(24,316)	—	(24,316)	(25,453)	—	(25,453)
Depreciation and amortization	(130,907)	(5,531)	(136,438)	(113,708)	(18,545)	(132,253)
Impairment loss	—	—	—	(10,862)	—	(10,862)
Operating Income	79,010	(1,075)	77,935	42,675	6,746	49,421

Equity in earnings of unconsolidated joint ventures	—	—	—	21	—	21
Interest and other income	297	—	297	3,115	—	3,115
Interest expense	(76,821)	(585)	(77,406)	(74,195)	(4,412)	(78,607)
Loss on extinguishment of debt	(191)	—	(191)	—	—	—
Gain on remeasurement of equity interests	—	—	—	69,230	—	69,230
Income tax provision	(1,148)	—	(1,148)	—	—	—
Income from discontinued operations	48,410	—	48,410	40,453	—	40,453
Net Income	$49,557	$(1,660)	$47,897	$81,299	$2,334	$83,633

(1)   Actual represents the Company’s ownership results for the 26 hotels held for investment as of December 31, 2012.

(2)         Prior Ownership Adjustments represent prior ownership results for the Hyatt Chicago Magnificent Mile acquired by the Company on June 4, 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company on July 19, 2012, along with the Company’s pro forma adjustments for capital lease obligation interest and depreciation expense.

(3)         Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustments for capital lease obligation interest and depreciation expense as applicable for the 26 hotels held for investment as of December 31, 2012.

(4)   Actual represents the Company’s ownership results for the 24 hotels held for investment as of December 31, 2011.

(5)         Prior Ownership Adjustments represent prior ownership results for the Doubletree Guest Suites Times Square acquired by the Company on January 14, 2011, the JW Marriott New Orleans acquired by the Company on February 15, 2011, the Hilton San Diego Bayfront acquired by the Company on April 15, 2011, the Hyatt Chicago Magnificent Mile acquired by the Company on June 4, 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company on July 19, 2012, along with the Company’s pro forma adjustments for non-cash amortization of lease intangibles, non-cash straightline lease expense, capital lease obligation interest and depreciation expense.

(6)         Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustments for non-cash amortization of lease intangibles, non-cash straightline lease expense, capital lease obligation interest and depreciation expense as applicable for the 26 hotels held for investment as of December 31, 2012.

(7)   Hotel EBITDA Margin is calculated as Hotel EBITDA divided by total hotel revenues.

(8)         Hotel EBITDA Margin for the year ended December 31, 2012 includes the additional net benefit of $0.5 million in prior year property tax credits and a $0.2 million prior year CAM refund. Hotel EBITDA Margin for the year ended December 31, 2011 includes the additional net benefit of $0.6 million due to prior year property tax credits and assessments. Without these additional net benefits, Comparable Hotel EBITDA margin for  the years ended December 31, 2012 and 2011 would have been 28.9% and 27.8%, respectively.